EXHIBIT 99.1

June 25, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2014 AND ANNOUNCES APPOINTMENT OF NEW DIRECTOR

MIDLAND, TX – 06/25/14 – Mexco Energy Corporation (NYSE Market: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission (“SEC”) for the fiscal year ended March 31, 2014.

The Company reported net income of $301,113, or $.15 per diluted share, for fiscal year 2014, an increase from a net loss of $176,374, or ($0.09) per diluted share, for fiscal 2013.

Operating revenues in fiscal 2014 were $4,041,941, an increase of 31% when compared to fiscal 2013 operating revenues of $3,096,415. This is the result of a 17% increase in oil production, a 13% increase in oil prices and a 41% increase in natural gas prices partially offset by a 10% decrease in natural gas production. The average sales price received was $7.61 per Mcfe compared to $5.67 per Mcfe received in fiscal 2013, a 34% increase.

The Company reported operating profit of $88,425 for the quarter ending March 31, 2014, the Company’s fourth quarter of fiscal 2014, a 40% increase from the comparable quarter of fiscal 2013. Oil and gas revenues in the fourth quarter were $953,291 compared to $924,098 for the same quarter in fiscal 2013, an increase of 3%. This is primarily the result of increased oil and natural gas prices and revenue generated from the multiple acquisitions effective March 1, 2014.

The Company’s estimated present value of proved reserves at March 31, 2014 was approximately $25 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of the Company’s Form 10-K, an increase of 39% as compared to the same at March 31, 2013. The Company’s total estimated proved reserves at March 31, 2014 were 502,000 barrels of oil and natural gas liquids, an increase of 37% over the prior fiscal year, and 6.259 billion cubic feet of natural gas, a decrease of 20% over the prior fiscal year. For fiscal 2014, natural gas constituted approximately 68% of the Company’s total proved reserves and approximately 35% of the Company’s revenues.

Tammy McComic, President of the Company, stated, “The Company’s prospects for current and future development of its properties in the Permian Basin of West Texas and New Mexico by horizontal drilling and multi-stage fracturing are extensive.”

Also, the Company today reported the Board of Directors (the “Board”) appointed Michael J. Banschbach to the Company’s Board of Directors effective July 1, 2014. Mr. Banschbach is expected to stand for election at the 2014 Annual Meeting of Shareholders on September 9, 2014 for a term of one year.

Mr. Banschbach graduated from the Colorado School of Mines in 1980 with a BS degree in Chemical Engineering. Thereafter, Mr. Banschbach served with Atlantic Richfield (ARCO) for twenty years, primarily in the gas processing midstream sector, as both a petroleum engineer and as a commercial representative. From 2001 until the present time, he has represented numerous independent oil and gas producing companies in negotiations with midstream companies for the connection of production, transmission and sales for oil and gas wells.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$156,082	$166,406
Accounts receivable:
Oil and gas sales	628,098	538,971
Trade	18,144	16,370
Prepaid costs and expenses	28,804	19,281
Total current assets	831,128	741,028

Property and equipment, at cost
Oil and gas properties, using the full cost method	35,460,741	34,309,328
Other	94,356	92,326
Accumulated depreciation, depletion and amortization	(18,475,174)	(17,323,692)
Property and equipment, net	17,079,923	17,077,962

Other noncurrent assets	7,239	116,454
Total assets	$17,918,290	$17,935,444

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$257,431	$431,848
Income tax payable	6,500	-
Derivative instruments	44,981	-
Total current liabilities	308,912	431,848

Long-term debt	2,425,000	2,950,000
Asset retirement obligations	926,577	763,412
Deferred income tax liabilities	858,449	853,199
Total liabilities	4,518,938	4,998,459

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,104,266 and 2,102,866 shares issued; 2,038,266 and 2,036,866 shares outstanding as of
March 31, 2014 and 2013, respectively	1,052,133	1,051,433
Additional paid-in capital	6,921,645	6,761,091
Retained earnings	5,766,566	5,465,453
Treasury stock, at cost (66,000 shares)	(340,992)	(340,992)
Total stockholders' equity	13,399,352	12,936,985
	$17,918,290	$17,935,444

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2014	2013	2012
Operating revenues:
Oil and gas	$3,994,295	$3,063,707	$3,223,659
Other	47,646	32,708	16,380
Total operating revenues	4,041,941	3,096,415	3,240,039

Operating expenses:
Production	1,231,814	1,082,043	926,215
Accretion of asset retirement obligation	44,366	39,376	36,251
Depreciation, depletion and amortization	1,151,482	1,100,425	996,205
General and administrative	1,136,939	1,028,846	950,690
Total operating expenses	3,564,601	3,250,690	2,909,361

Operating income (loss)	477,340	(154,275)	330,678

Other income (expenses):
Interest income	172	229	195
Interest expense	(65,387)	(53,832)	(28,840)
Loss on derivative instruments	(99,262)	-	-
Net other expense	(164,477)	(53,603)	(28,645)

Earnings (loss) before provision for income taxes	312,863	(207,878)	302,033

Income tax expense (benefit):
Current	6,500	-	-
Deferred	5,250	(31,504)	(27,960)
	11,750	(31,504)	(27,960)

Net income (loss)	$301,113	$(176,374)	$329,993

Income (loss) per common share:
Basic:	$0.15	$(0.09)	$0.16
Diluted:	$0.15	$(0.09)	$0.16

Weighted average common shares outstanding:
Basic:	2,036,950	2,036,959	2,028,014
Diluted:	2,042,184	2,036,959	2,036,241